UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     August 1, 2011

Athena Silver Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	_000-51808	90-0158978
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

c/o Brian Power; 2010A Harbison Drive # 312, Vacaville, CA  95687
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

__________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02

   ELECTION OF DIRECTOR

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

Effective August 1, 2011, Mr. LeRoy Wilkes was elected to serve as a member of the Board of Directors of Athena Silver Corporation (the “Company”).

Mr. Wilkes has vast experience as a professional mining engineer.  He is formerly the President of Washington Group International, Inc.’s Mining Business Unit, from which he retired in 2007. In that capacity, he oversaw mining development operations throughout the world. Washington Group International merged with URS Corp. in 2007. From 1995 to 1997, he was the Chief Operating Officer of Santa Fe Pacific Gold Corporation involved in the expansion of their Nevada operations. Santa Fe Pacific Gold Corporation merged with Newmont Mining Corp (NYSE: NEM) in 1997.   From 1980 to 1986, he was Senior Vice President of Business Development for Anaconda Minerals, where he was involved in such projects as Greens Creek, Alaska, Stillwater, Montana and Las Pelambres in Chile.

Mr. Wilkes is currently retired, and serves on the boards of directors of Quaterra Resources, Inc. (TSX: QMM) and Sabina Gold and Silver Corp.   He holds a B.A. degree from the Montana School of Mines.

In consideration of his services as a director, Mr. Wilkes will be paid (i) an annual retainer of $12,000, payable quarterly, (ii) a per meeting fee of $500, and (iii) a travel per diem of $500.  In addition, Mr. Wilkes received a grant of options exercisable to purchase an aggregate of 150,000 shares of common stock at an exercise price of $0.43 per share.  The options are 50% vested immediately upon grant, with the remaining 50% vesting one year from the date of grant.

Mr. Wilkes will also provide the Company with consulting services on an ad hoc basis, for which he will be compensated at the rate of $500 per day.

ITEM 9.01:     EXHIBITS

(c)	Exhibit

Item	Title

99.1	Term Sheet with LeRoy Wilkes

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Athena Silver Corporation

Date: August 3, 2011_	By: __/s/ John C. Power____ John C. Power Chief Executive Officer/Director

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